Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our auditor’s report dated November 18, 2022 with respect to the consolidated financial statements of Pineapple Financial Inc. as at August 31, 2022 and 2021, and for each of the years in the two year period ended August 31, 2022, included in the Annual Report on Form S-1 (Amendment No. 5) of Pineapple Financial Inc. for the year ended August 31, 2022 and 2021, as filed with the Securities and Exchange Commission.

We also consent to the reference to us under the heading “Experts” in Form S-1 (Amendment No. 5).

September 15, 2023	/s/ MNP LLP
Chartered Professional Accountants
Mississauga, Canada	Licensed Public Accountants